     THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT is made and entered into as of the 13th day of October, 2000 (the "Amendment") to a certain Employment Agreement dated October 27, 1998 ("Employment Agreement") by and between Misonix, Inc., a New York corporation, having a place of business at 1938 New Highway, Farmingdale, New York 11753 ("Employer"), and Michael A. McManus, Jr. with his address at 100 White Plains Road, Bronxville, New York 10708 ("Executive").

                              W I T N E S S E T H:

     WHEREAS, Executive is employed as President and Chief Executive Officer of Employer under the Employment Agreement; and

     WHEREAS, the parties desire to amend the Employment Agreement to continue the employment of Executive thereunder, subject to, and in accordance with, the terms and conditions of the Employment Agreement as presently in existence, as modified by the provisions hereof.

     NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants herein contained, it is agreed as follows:

     1.  Term of Employment.

         The term of employment as provided in Section 2 of the Employment Agreement, is hereby renewed for a period of two years, commencing on November 1, 2000 and ending October 31, 2002 (the "First Renewal Term").

     2. Section 3 of the Employment Agreement, dealing with Compensation, is hereby amended as follows:

         (a) The annual base salary provided in Section 3(a) shall be Two Hundred and Seventy-Five Thousand ($275,000.00) dollars per annum. The balance of Section 3(a) of the Employment Agreement shall remain in effect.

         Section 3(b) of the Employment Agreement is hereby modified to read in its entirety as follows:

         "(b) In addition to the compensation set forth in Section 3(a), Executive may receive an annual bonus, solely in the discretion of the Board of Directors, pursuant to a formula to be mutually agreed upon. Any payments to be made under this Section shall be paid within 90 days of the end of the calendar year for which such incentive bonus relates."

         (c) A new paragraph, to be numbered 3(c), shall be added as follows:

             "(c) (i) In addition to the compensation set forth in subparagraph (a) of this Section 3, not later than one hundred twenty (120) days after the end of the Employer's fiscal year ending on the 30th day of June immediately prior to the expiration date of that year for employment (so, for example, the results of Employer's fiscal year ending June 30, 2001 shall be applicable to the initial 8 months of employment under this First Amendment), Employer shall pay to Employee, as incentive compensation:

                  (ii) If Employer's PreTax Operating Earnings for a fiscal year or a portion thereof exceed by 20% or more, or by 40% or more, as the case may be, the Projected Base PreTax Operating Earnings of $4,100,000, then Executive shall be entitled to an additional bonus ("Additional Bonus") of $50,000 above the Minimum Bonus provided in subparagraph (iv), and if such excess is 40% or more, the Additional Bonus shall be $100,000 above the Minimum Bonus.

                  (iii) For purposes hereof, Employer's "Pretax Operating
                        Earnings" shall mean, with respect to any fiscal year, the operating income, including royalties and fees (if any), but excluding: (i) interest income; (ii) minority interests in entities in which Employer owns less than 51% of the equity; and (iii) shall be calculated before deduction for (A) taxes based on income, or (B) the bonus compensation referred to in this paragraph 3(c). The determination of such calculations shall be based upon the Employer's financial statement set forth in the audited financial statements included in its Annual Report to Shareholders for such fiscal year, plus such adjustments and other schedules as are called for or appropriate herein, all as finally determined by Employer's regular independent public accountants.

                        For each Renewal Period hereunder, the calculation of incentive compensation shall be made upon the results of Employer's fiscal year expiring on the 30th day of June during such Renewal Period. In the event of a change of Employer's fiscal year, the calculation period for the incentive compensation shall be equitably adjusted."

                  (iv) During each year of the First Renewal Term, Executive shall receive a minimum bonus ("Minimum Bonus") under subparagraph 3(c) of no less than $250,000, which is to be paid in or about August of each such year

     3.  Additional Executive Benefits.

         Section 4(c) of the Employment Agreement is hereby modified in its entirety to read as follows:

          "(c) Executive shall receive options under Employer's Stock Option Plan covering an aggregate of 250,000 shares of Employer's common stock exercisable at the fair market value thereof on the date hereof, namely $7.375 per share, out of which the right to exercise such option for up to 125,000 shares shall vest on November 2, 2000 and the right to exercise the balance of such option shall vest November 2, 2001. The options shall be in customary form granted under such plan and shall be exercisable for ten (10) years from the date of grant, unless sooner terminated in accordance with its terms.

     4.   Change of Control.

          The first sentence in Section 10(a), dealing with the Change of Control, is amended to read as follows:

          "(a) After a Change in Control of Employer as defined under subparagraphs (b) and (c) hereafter, Executive shall be entitled to a one-time additional compensation payment in an amount equal to a payment of the annual base salary and the bonus of no less than Two Hundred and Fifty Thousand ($250,000.00) dollars as set forth in the last sentence in Section 3(b)."

     The balance of Section 10(a) shall remain in effect.

     5.   General.

          The terms of the Employment Agreement are hereby incorporated by reference and made a part hereof. Except as expressly modified herein, the Employment Agreement shall remain unmodified and in full force and effect. In the event of any conflict between this Amendment and the Employment Agreement, the provisions of this Amendment shall control.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment on and as of the day and year first above written.

                  EMPLOYER:           MISONIX, INC.

                                      By: /s/ Gary Gelman
                                          ___________________________________
                                          Gary Gelman - Chairman of the Board

                  EXECUTIVE:              /s/ Michael A. McManus
                                          ___________________________________
                                          Michael A. McManus, Jr. - Executive